Exhibit 3.1
To 8-K dated May 26, 2011

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SEACOAST BANKING CORPORATION OF FLORIDA

Seacoast Banking Corporation of Florida, a profit corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

I.

The name of the corporation is Seacoast Banking Corporation of Florida (the “Corporation”).

II.

The Corporation’s Amended and Restated Articles of Incorporation are amended to add a new Section 4.06 to Article IV – Capital Stock, attached hereto as Exhibit A, in accordance with Section 607.1006 of the Florida Business Corporation Act (“FBCA”).

III.

The only voting group entitled to vote on the amendment contained in Exhibit A was the holders of shares of the Corporation’s common stock. The amendment to the Corporation’s Amended and Restated Articles of Incorporation attached hereto as Exhibit A was duly adopted by the Corporation’s shareholders in accordance with the provisions of Sections 607.1003 and 607.1004 of the FBCA on May 26, 2011 at the Corporation’s annual meeting of shareholders. The number of votes cast for the amendment above by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, Seacoast Banking Corporation of Florida has caused these Articles of Amendment to be signed by Dennis S. Hudson, III, its Chairman and Chief Executive Officer, this 26th day of May, 2011.

SEACOAST BANKING CORPORATION OF FLORIDA

By: /s/ Dennis S. Hudson, III
Name: Dennis S. Hudson, III
Title: Chairman and Chief Executive Officer

Exhibit A

AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
SEACOAST BANKING CORPORATION OF FLORIDA

This amendment (the “Amendment”) to the Amended and Restated Articles of Incorporation (the “Restated Articles”) adds a new Section 4.06 to Article IV – Capital Stock, to read in its entirety as follows:

        ”Section 4.06. Restrictions on Transfer. The following provisions provide for certain restrictions on transfers of Common Stock.

        (a)  Definitions.  As used in this Section 4.06, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

         (1) “5-percent Transaction” means any Transfer described in paragraph (1) or paragraph (2) of section (b) of this Section 4.06.

         (2) “5-percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

         (3) “Agent” has the meaning set forth in section (e) of this Section 4.06.

         (4) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and administrative rulings issued thereunder.

         (5) “Common Stock” means any interest in Common Stock that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(6) “Corporation Security” or “Corporation Securities” means (A) shares of Common Stock, (B) shares of Preferred Stock, (C) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-4(d)(9)) to purchase Securities of the Corporation, and (D) any Stock.

         (7) “Effective Date” means the date of filing of this Certificate of Amendment of Restated Articles of Incorporation of the Corporation with the Secretary of State of the State of Florida.

         (8) “Excess Securities” has the meaning given to such term in paragraph (1) of section (d) of this Section 4.06.

         (9) “Expiration Date” means the earliest of (A) the time at which Section 382 of the Code or any successor statute is repealed, if the Board of Directors determines that this Section 4.06 is no longer necessary for the preservation of Tax Benefits, (B) the first day of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, (C) such other date as the Board of Directors shall fix in accordance with section (l) of this Section 4.06, or (D) three years from the Effective Date unless this Section 4.06 is reapproved by shareholders.

         (10) “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code, as determined in accordance with the Treasury Regulation §§ 1.382-2T(g), (h), (j) and (k) or any successor provision.

         (11) “Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity; provided, however, that a Person shall not mean a Public Group.

         (12) “Pre-existing 5-percent Shareholder” means (A) any Person that has filed a Schedule 13D or 13G with respect to the Common Stock on or before the Effective Date and (B) any “5-percent owner” or “higher tier entity” of any Person described in the foregoing clause (A) within the meaning of Treasury Regulation §§ 1.382-2T(f)(10) and 1.382-2T(f)(14).

         (13) “Preferred Stock” means any interest in Series A Preferred Stock that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

         (14) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

         (15) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 4.06.

         (16) “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

         (17) “Purported Transferee” has the meaning set forth in paragraph (1) of section (d) of this Section 4.06.

         (18) “Securities” and “Security” each has the meaning set forth in section (g) of this Section 4.06.

         (19) “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

         (20) “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

         (21) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

         (22) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group, including, without limitation, the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-4(d)(9)), but shall not include (A) the creation or grant of an option by the Corporation, or (B) the issuance of Stock by the Corporation.

         (23) “Transferee” means any Person to whom Corporation Securities are Transferred.

         (24) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

(b)    Transfer and Ownership Restrictions.    In order to preserve the Tax Benefits, from and after the Effective Date of this Section 4.06, except as otherwise provided by section (c) of this Section 4.06, any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio (1) if the transferor is a 5-percent Shareholder or (2) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (A) any Person or group of Persons would become a 5-percent Shareholder or (B) the Percentage Stock Ownership in the Corporation of any 5-percent Shareholder would be increased.

(c)    Exceptions. (1) Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5-percent Shareholder otherwise would be prohibited by section (b) of this Section 4.06, such Transfer shall not be prohibited under section (b) if both of the following conditions are met: (A) such Transfer does not increase the Percentage Stock Ownership of any 5-percent Shareholder or create a new 5-percent Shareholder, in each case other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) and (B) the Stock that is the subject of the Transfer was acquired by such Pre-existing 5-percent Shareholder prior to the Effective Date.

(2) The restrictions set forth in section (b) of this Section 4.06 shall not apply to an attempted Transfer that is a 5-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this section (c), the Board of Directors, may, in its sole discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is or is reasonably likely to be in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Section 4.06 through duly authorized officers or agents of the Corporation. Nothing in this section (c) shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(d)    Excess Securities. (1)  No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to section (e) of this Section 4.06 or until an approval is obtained under section (c) of this Section 4.06. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this section (d) or section (e) of this Section 4.06 shall also be a Prohibited Transfer.

         (2)    The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Section 4.06, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Section 4.06 as a condition to registering any transfer.

(e)    Transfer to Agent.    If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to section (f) of this Section 4.06 if the Agent rather than the Purported Transferee had resold the Excess Securities.

 (f) Application of Proceeds and Prohibited Distributions.    The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder, (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the sole discretion of the Board of Directors, and (3) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against the Corporation, except as provided herein. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this section (f). In no event shall the proceeds of any sale of Excess Securities pursuant to this section (f) inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

  (g) Modification of Remedies for Certain Indirect Transfers.    In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Florida law (“Securities,” and individually, a “Security”) but which would cause a 5-percent Shareholder to violate a restriction on Transfers provided for in this Section 4.06, the application of section (e) and section (f) of this Section 4.06 shall be modified as described in this section (g). In such case, no such 5-percent Shareholder shall be required to dispose of any interest that is not a Security, but such 5-percent Shareholder and/or any Person whose ownership of Securities is attributed to such 5-percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 5-percent Shareholder, following such disposition, not to be in violation of this Section 4.06. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in sections (e) and (f) of this Section 4.06, except that the maximum aggregate amount payable either to such 5-percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 5-percent Shareholder or such other Person. The purpose of this section (g) is to extend the restrictions in sections (b) and (e) of this Section 4.06 to situations in which there is a 5-percent Transaction without a direct Transfer of Securities, and this section (g), along with the other provisions of this Section 4.06, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(h)    Legal Proceedings; Prompt Enforcement.    If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to section (e) of this Section 4.06 (whether or not made within the time specified in section (e) of this Section 4.06), then the Corporation shall promptly take all actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this section (h) shall: (1) be deemed inconsistent with any Transfer of the Excess Securities provided in this Section 4.06 being void ab initio, (2) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, or (3) cause any failure of the Corporation to act within the time periods set forth in section (e) of this Section 4.06 to constitute a waiver or loss of any right of the Corporation under this Section 4.06. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 4.06.

         (i)    Liability.    To the fullest extent permitted by law, any shareholder subject to the provisions of this Section 4.06 who knowingly violates the provisions of this Section 4.06 and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(j)    Obligation to Provide Information.    As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Section 4.06 or the status of the Tax Benefits of the Corporation.

         (k) Legends.    The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Section 4.06 bear the following legend:

“THE ARTICLES OF INCORPORATION, AS AMENDED (THE “ARTICLES OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE ARTICLE OF INCORPORATION) OF COMMON STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE ARTICLES OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF FLORIDA (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE ARTICLES OF INCORPORATION TO CAUSE THE FIVE PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE ARTICLES OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under section (c) of this Section 4.06 also bear a conspicuous legend referencing the applicable restrictions.

         (l)    Authority of Board of Directors. (1)    The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Section 4.06, including, without limitation, (A) the identification of 5-percent Shareholders, (B) whether a Transfer is a 5-percent Transaction or a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any 5-percent Shareholder, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to section (f), and (F) any other matters which the Board of Directors determines to be relevant. The good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Section 4.06. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Section 4.06 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Section 4.06.

         (2)    Nothing contained in this Section 4.06 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Section 4.06, (iii) modify the definitions of any terms set forth in this Section 4.06 or (iv) modify the terms of this Section 4.06 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, in its sole discretion, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

         (3)    In the case of an ambiguity in the application of any of the provisions of this Section 4.06, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Section 4.06 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 4.06. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent and all other parties for all other purposes of this Section 4.06. The Board of Directors may delegate all or any portion of its duties and powers under this Section 4.06 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Section 4.06 through duly authorized officers or agents of the Corporation. Nothing in this Section 4.06 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(m)    Reliance.    To the fullest extent permitted by law, the Corporation and the directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Section 4.06, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

         (n)    Benefits of This Section 4.06.    Nothing in this Section 4.06 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 4.06. This Section 4.06 shall be for the sole and exclusive benefit of the Corporation and the Agent.

         (o)    Severability.    The purpose of this Section 4.06 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Section 4.06 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 4.06.

         (p)    Waiver.    With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Section 4.06, (1) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (2) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.”